SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14 (c)

of the Securities Exchange Act of 1934 (Amendment No.)

Check the appropriate box:

[ X]	Preliminary Information Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5 (d)(2))

[ ]	Definitive Information Statement

SOMERSET INTERNATIONAL GROUP, INC.

(Name of Registrant As Specified In Charter)

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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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THIS INFORMATION STATEMENT IS BEING PROVIDED TO

YOU BY THE BOARD OF DIRECTORS OF THE COMPANY

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE

REQUESTED NOT TO SEND US A PROXY

INFORMATION STATEMENT

SOMERSET INTERNATIONAL GROUP, INC.

90 Washington Valley Road

Bedminster, New Jersey 07921

(908) 719-8909

(Preliminary)

July _, 2006

GENERAL INFORMATION

This Information Statement has been filed with the Securities and Exchange Commission and is being furnished, pursuant to Section 14C of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to the holders (the “Stockholders”) of the common stock, par value $.0001 per share (the “Common Stock”), of Somerset International Group, Inc., a Delaware Corporation (the “Company”), to notify such Stockholders of the following:

1.

On or about February 27, 2004, the Company received written consents in lieu of a meeting of Stockholders from holders of 13,526,250 shares representing approximately 62% of the 21,758,443 shares of the then total issued and outstanding shares of voting stock of the Company (the “Majority Stockholders”) approving the Agreement and Plan of Merger between us and Somerset International Group, Inc., a New Jersey corporation (Somerset-NJ) (the “Somerset-NJ Merger Agreement”). We completed the merger on July 1, 2004. Pursuant to the Somerset-NJ Merger Agreement, the shareholders of Somerset-NJ were issued a total of 4,063,884 shares of our Common Stock representing the value of services provided during 2004 by Somerset-NJ on our behalf and which were valued at $609,583, namely securing letters of intent for the Company, finding acquisition targets, and assisting in upgrading the Company from the pink sheets to the Over The Counter Bulletin Board. John X. Adiletta, our current CEO, and Paul Patrizio, our former CFO, were the controlling shareholders of Somerset-NJ and provided the services to Somerset mentioned above. Mr. Adiletta and Mr. Patrizio each received 1.8 million shares out of the 4,063,884 total shares issued pursuant to the Somerset-NJ Merger Agreement. The remaining 463,883 shares were issued to two additional Somerset-NJ shareholders, which are being registered in this registration statement. Somerset-NJ has the strategic objective of acquiring profitable and near term profitable private small and medium sized businesses and maximizing the profitability of its acquired entities.

2.

On or about June 30, 2004, the Company received written consents in lieu of a meeting of Stockholders from holders of 644,107 shares representing approximately 62% of the 1,036,116 shares of the then total issued and outstanding shares of voting stock of the Company approving an amendment to the Articles of Incorporation of the Company to designate 3,000,004 shares of the Company’s Series A Convertible Preferred Stock pursuant to the terms of the Certificate of Designation attached as Exhibit A.

3.

On or about July 7, 2004, the Company received written consents in lieu of a meeting of Stockholders from holders of 644,107 shares representing approximately 62% of the 1,036,116 shares of the then total issued and outstanding shares of voting stock of the Company (the “Majority Stockholders”) approving the Agreement and Plan of Merger between us; Secure System, Inc. (“Secure” or “SSI”), a New Jersey corporation; and SECSYS Acquisition Corp. (“SECSYS”), a New Jersey corporation and wholly owned, inactive subsidiary of the Company (the “Secure Merger Agreement”). Pursuant to the Secure Merger Agreement, Secure merged into SECSYS and as the surviving entity of the merger became a wholly owned subsidiary of us. In consideration for the acquisition of all of the outstanding shares of Secure, the Company paid a total of $500,000 to Secure to be used as working capital and issued a total of 3,000,004 shares of its Series A Convertible Preferred Stock to the shareholders of Secure. These shares of Preferred Stock are convertible into shares of our common shares at the option of the shareholder at the conversion rate of $1.00 per share.

4.

On or about December 27, 2005, the Company received written consents in lieu of a meeting of Stockholders from holders of 2,241,335 shares representing approximately 75% of the 2,987,381 shares of the then total issued and outstanding shares of Series A Convertible Preferred Stock of the Company (the “Majority Series A Stockholders”) approving an amendment to its Articles of Incorporation by modifying the Certificate of Designations of its Series A Convertible Preferred Stock effective January 15, 2006. A copy of the First Amendment to the Certificate of Designations relating to the Series A Convertible Preferred Stock is included as Exhibit B to this information statement.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND A PROXY.

The entire cost of furnishing this Information Statement will be borne by the Company. The Company will request brokerage houses, nominees, custodians, fiduciaries and other like parties to forward this Information Statement to the beneficial owners of the Common Stock held of record by them. The Board of Directors has fixed the close of business on July _, 2006, as the record date (the “Record Date”) for the determination of Stockholders who are entitled to receive this Information Statement.

Each share of our common stock entitles its holder to one vote on each matter submitted to the stockholders. However, because the stockholders holding at least a majority of the voting rights of all outstanding shares of capital stock as of the Record Date have voted in favor of the foregoing actions by resolution; and having sufficient voting power to approve such proposals through their ownership of the capital stock, no other consents will be solicited in connection with this Information Statement.

You are being provided with this Information Statement pursuant to Section 14C of the Exchange Act and Regulation 14C and Schedule 14C thereunder, and, in accordance therewith, the forgoing action will not become effective until at least 20 calendar days after the mailing of this Information Statement.

This Information Statement is being mailed on or about July _, 2006 to all Stockholders of record as of the Record Date.

ADDITIONAL INFORMATION

The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports, proxy statements and other information including annual and quarterly reports on Form 10-K and 10-Q (the “1934 Act Filings”) with the Securities and Exchange Commission (the “Commission”). Reports and other information filed by the Company can be inspected and copied at the public reference facilities maintained at the Commission at 100 F Street, N.E., Washington, DC 20549. Copies of such material can be obtained upon written request addressed to the Commission, Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. The Commission maintains a web site on the Internet (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission through the Electronic Data Gathering, Analysis and Retrieval System (“EDGAR”).

The following documents as filed with the Commission by the Company are incorporated herein by reference:

1.	Quarterly Report on Form 10-QSB for the quarter ended March 31, 2006;

2.	Annual Report on Form 10-KSB for the year ended December 31, 2005;

3.	Quarterly Report on Form 10-QSB for the quarter ended September 30, 2005; and

4.	Quarterly Report on Form 10-QSB for the quarter ended June 30, 2005.

OUTSTANDING VOTING SECURITIES

As of the date of the Consent by the Majority Stockholders on February 27, 2004, the Company had 20,758,448 shares of Common Stock issued and outstanding and 1,000,000 shares of Preferred Stock issued and outstanding. Each share of outstanding Common Stock and Preferred Stock is entitled to one vote on matters submitted for Stockholder approval. On February 27, 2004, the holders of 12,526,000 shares (or approximately 60% of the 20,758,448 shares of Common Stock then outstanding) and the holders of all of the Preferred Stock then issued and outstanding executed and delivered to the Company a written consent approving the actions set forth in Item 1 as set forth below. Since the action has been approved by the Majority Stockholders, no proxies are being solicited with this Information Statement.

As of the date of the Consent by the Majority Stockholders on June 30, 2004, the Company had 1,036,116 shares of Common Stock issued and outstanding, and there were no shares of Preferred Stock issued and outstanding. Each share of outstanding Common Stock is entitled to one vote on matters submitted for Stockholder approval. On June 30, 2004, the holders of 644,107 shares (or approximately 62% of the 1,036,116 shares of Common Stock then outstanding) executed and delivered to the Company a written consent approving the actions set forth in Item 2 as set forth below. Since the action has been approved by the Majority Stockholders, no proxies are being solicited with this Information Statement.

As of the date of the Consent by the Majority Stockholders on July 7, 2004, the Company had 1,036,116 shares of Common Stock issued and outstanding, and there were no shares of Preferred Stock issued and outstanding. Each share of outstanding Common Stock is entitled to one vote on matters submitted for Stockholder approval. On June 30, 2004, the holders of 644,107 shares (or approximately 62% of the 1,036,116 shares of Common Stock then outstanding) executed and delivered to the Company a written consent approving the actions set forth in Item 3 as set forth below. Since the action has been approved by the Majority Stockholders, no proxies are being solicited with this Information Statement.

As of the date of the Consent by the Majority Stockholders on December 27, 2005, the Company had 2,987,381 shares of Series A Convertible Preferred Stock issued and outstanding. Each share of outstanding of Series A Convertible Preferred Stock is entitled to one vote on this matter. Common Stockholders were not entitled to vote on this matter. On December 27, 2005, the holders of 2,241,335 shares (or approximately 75% of the 2,987,381 shares of Series A Convertible Preferred Stock then outstanding) executed and delivered to the Company a written consent approving the actions set forth in Item 4 as set forth below. Since the action has been approved by the Majority Stockholders, no proxies are being solicited with this Information Statement.

The DBCA provides in substance that unless the Company’s articles of incorporation provides otherwise, stockholders may take action without a meeting of stockholders and without prior notice if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to take such action at a meeting at which all shares entitled to vote thereon were present.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following information table sets forth certain information regarding the Company’s common stock owned on July _, 2006, by (i) each who is known by the Company to own beneficially more than 5% of its outstanding Common Stock, (ii) each director and officer, and (iii) all officers and directors as a group:

Common Stock

Title of Class	Name and Address of Beneficial Owner	Amount and Nature Of Beneficial Owner	Percent of Class (1)

Common	John X. Adiletta c/o 90 Washington Valley Road Bedminster, New Jersey 09721	2,761,633	41.95%

Common	Paul L. Patrizio c/o 90 Washington Valley Road Bedminster, New Jersey 07921	1,000,000	15.19%

Voting	All Directors and Officers as a group	2,761,633	41.95%

(1)

The percent of class is based on 6,583,676 shares issued and outstanding as of July 10, 2006 and any additional shares which the shareholder has the right to acquire within sixty (60) days based upon the outstanding convertible notes, warrants and agreements to issue dividends.

Series A Convertible Preferred Stock

Title of Class	Name and Address of Beneficial Owner	Amount and Nature Of Beneficial Owner of Preferred Stock	Percent of Preferred (1)	Amount of Common Stock underlying Preferred Stock	Percent of Common (2)

Series A Convertible Preferred Stock	John X. Adiletta c/o 90 Washington Valley Road Bedminster, New Jersey 09721	0	0%	0	0

Series A Convertible Preferred Stock	William Farley	1,198,545	40.1%	1,331,717	16.82%

Series A Convertible Preferred Stock	Gregory Lawson	311,475	10.4%	346,083	4.99%

Series A Convertible Preferred Stock	Douglas Morrison	192,963	6.5%	214,403	3.15%

Series A Convertible Preferred Stock	Stephen and Marie Roman	298,352	10.0%	331,502	4.79%

Series A Convertible Preferred Stock	Woodland Group	240,000	8.0%	266,667	3.89%

(1)

Based on 2,987,381 shares of Series A Convertible Preferred Stock as of July 7, 2006. The Series A Convertible Preferred Stock is convertible into shares of common stock at a rate of one common stock for 0.9 preferred stock.

(2)

Based on 6,583,676 shares issued and outstanding as of July 10, 2006 and any additional shares which the shareholder has the right to acquire within sixty (60) days based upon the outstanding convertible notes, warrants and agreements to issue dividends.

DISSENTER’S RIGHTS OF APPRAISAL

The Stockholders have no right under the DBCA, the Company’s articles of incorporation consistent with above or By-Laws to dissent from any of the provisions adopted as set forth herein.

ITEM 1: RATIFICATION OF THE AGREEMENT AND PLAN OF MERGER WITH

SOMERSET INTERNATIONAL GROUP, INC., A NEW JERSEY CORPORATION

On February 27, 2004, the Company entered into an Agreement and Plan of Merger between us and Somerset International Group, Inc., a New Jersey corporation (Somerset-NJ) (the “Somerset-NJ Merger Agreement”). We completed the merger on July 1, 2004. Pursuant to the Somerset-NJ Merger Agreement, the shareholders of Somerset-NJ were issued a total of 4,063,884 shares of our Common Stock representing the value of services provided during 2004 by Somerset-NJ on our behalf and which were valued at $609,583, namely securing letters of intent for the Company, finding acquisition targets, and assisting in upgrading the Company from the pink sheets to the Over The Counter Bulletin Board. John X. Adiletta, our current CEO, and Paul Patrizio, our former CFO, were the controlling shareholders of Somerset-NJ and provided the services to Somerset mentioned above. Mr. Adiletta and Mr. Patrizio each received 1.8 million shares out of the 4,063,884 total shares issued pursuant to the Somerset-NJ Merger Agreement. The remaining 463,883 shares were issued to two additional Somerset-NJ shareholders.

Somerset-NJ has the strategic objective of acquiring profitable and near term profitable private small and medium sized businesses and maximizing the profitability of its acquired entities. The Shareholder value proposition that the Company seeks to create is twofold:

1.

By acquiring profitable and near term profitable companies that have been in business for more than four years, the Company creates value through scale and diversification of small and medium sized growth businesses.

2.

As a publicly traded entity, the Company is able to provide the acquired entities with access to capital for growth that was previously not available to them due to their size and private company status, which should significantly increase the value of these companies over the prices paid for them.

The Seller(s) value proposition that the Company seeks to address is also twofold:

1.	By selling to the Company the Seller(s) unlock value in their companies that they might not otherwise have the potential to do so by providing them with some liquidity or future liquidity.

2.

As a publicly traded entity, the Company is able to provide the Seller(s) with marketable securities as part or the entire purchase price that gives those Seller(s) the ability to share in the future appreciation of the Company.

The Company does not intend to use any equity or debt in order to build significant infrastructure for any of these companies, but will deploy some capital to enhance their growth if necessary. The Company will use its capital resources to acquire companies that can be driven towards the value-creation model described above.

The Somerset-NJ Merger Agreement was approved by the unanimous consent of our Board of Directors on February 27, 2004, subject to certain closing conditions and to Stockholder approval. The Majority Stockholders approved the actions by written consent in lieu of a meeting on February 27, 2004 in accordance with the Delaware Business Corporation Act. The Agreement and Plan of Merger adopted by the Company’s Board of Directors was filed as an exhibit to the Company’s Form 8K with the Securities and Exchange Commission on July 15, 2004, and is hereby incorporated by reference.

ITEM 2: AMENDMENT TO THE ARTICLES OF INCORPORATION OF THE COMPANY

TO DESIGNATE 3,000,004 SHARES OF THE COMPANY’S

SERIES A CONVERTIBLE PREFERRED STOCK

On June 30, 2004, the Board of Directors approved an amendment to the Articles of Incorporation of the Company to designate 3,000,004 shares of the Company’s Series A Convertible Preferred Stock pursuant to the terms of the Certificate of Designation attached as Exhibit A. (Note that the Certificate of Designation of the Series A Convertible Preferred Stock was amended as set forth in Item 4.)

The following is a statement of the designations, and powers, of preferences and rights, and the qualifications, limitations or restrictions with respect to the Series A Convertible Preferred Stock:

Holders of Series A Convertible Preferred Stock are entitle to receive, out of the assets of the Corporation legally available for the payment of dividends, dividends payable in cash. Dividends shall accrue at a rate equal to (a) at the rate of eight cents ($.08) per share per annum from the date of issuance until January 2006. Dividends upon the Series A Convertible Preferred Stock are cumulative and accrue from the date of original issue. Dividends shall cease to accrue upon the Conversion Date with respect to any shares of Series A Preferred Stock converted. No cash dividend may be declared and paid or set apart for payment upon the Corporation’s Common Stock until any accrued dividend on any outstanding shares of Series A Preferred Stock has been fully paid or declared and set apart for payment.

In the event of our liquidation, dissolution and winding up, the holders of the Series A Preferred Stock shall be entitled to receive in cash out of the assets of the Corporation, whether from capital or from earnings available for distribution to its stockholders, before any amount shall be paid to the holders of common stock, the sum of One Dollar ($1.00) per share, plus any accrued and unpaid dividends.

The holders of shares of Series A Preferred Stock have the right to convert each share of Series A Preferred Stock into that number of fully-paid and nonassessable shares of Common Stock at the Conversion Rate of one common share for one (1) shares of preferred stock.

The holders of shares of Series A Preferred Stock have scheduled and conditional redemption rights. On January 15, 2006 (the “First Redemption Date”), we shall redeem 50% of the shares of Series A Preferred Stock then held by each Registered Holder. On July 15, 2006 (the “Second Redemption Date”), we shall redeem all shares of Series A Preferred Stock then outstanding. In the event that any of the following conditions set forth in the Certificate of Designation occurs and is continuing, and the Holders of a majority of the outstanding Series A Preferred Stock send to us a written demand for redemption, then we shall immediately redeem all of the outstanding Series A Preferred Stock for a redemption price of $1.00 per share of Preferred Stock:

1.	The Corporation shall default in making the full payment due to the Holders on any Redemption Date, and the default shall continue for a period of ten (10) days; or

2.

Secure System, Inc. (“Secure”) shall default in making any payment due to the holders of the Profit Participation Certificates issued with the Series A Preferred Stock, and such default shall continue for a period of ten (10) days after written notice of default is given to the Corporation; or

3.

Any of the representations or warranties made by the Corporation in the Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which the Series A Preferred Stock was issued, or in any agreement, certificate or financial or other written statements heretofore or hereafter furnished by the Corporation in connection with the execution and closing of the Merger Agreement shall be false or misleading in any material respect at the time made; or

4.

The Corporation shall default in complying with any covenant in this Certificate of Designations or in the Merger Agreement or in a Stock Pledge and Escrow Agreement given for the benefit of the Holders of the Series A Preferred Stock (the “Stock Pledge Agreement”), and such default shall continue for a period of thirty (30) days after written notice of the default has been given to the Corporation; or

5.

Secure shall make any payment to the Corporation or to any affiliate of the Corporation or person associated with the Corporation, whether as a dividend, loan, payment in compensation or otherwise, except for payments for services rendered, or for goods sold and delivered for an amount not greater than would be paid for such goods to a third party vendor as evidenced by contemporaneous market price information; or

6.	Secure shall issue any capital stock or securities or other instruments convertible into capital stock or shall grant to any person the right to purchase or otherwise acquire its capital stock; or

7.

A default or an event of default shall have occurred and be continuing for more than thirty (30) days with respect to any Funded Debt in excess of $50,000 in the aggregate owed by the Corporation or by Secure. For purposes hereof, “Funded Debt” means all (a) indebtedness for borrowed money or for the deferred purchase price of property or services (other than trade liabilities and accrued expenses incurred in the ordinary course of business and payable in accordance with customary practices), whether on open account or evidenced by a note, bond, debenture or similar instrument or otherwise, (b) obligations under capital leases, (c) reimbursement obligations for letters of credit, banker’s acceptances or other credit accommodations, (d) contingent obligations and (e) obligations secured by any lien on the Corporation’s property or Secure’s, even if the Corporation or Secure, as applicable, has not assumed such obligations; or

8.

Either the Corporation or Secure shall (A) admit in writing its inability to pay its debts generally as they mature; (B) make an assignment for the benefit of creditors or commence proceedings for its dissolution; or (C) apply for or consent to the appointment of a trustee, liquidator or receiver for its or for a substantial part of its property or business; or

9.

A trustee, liquidator or receiver shall be appointed for either the Corporation or Secure or for a substantial part of its property or business without its consent and shall not be discharged within sixty (60) days after such appointment; or

10.

Any money judgment, writ or warrant of attachment, or similar process in excess of One Hundred Thousand ($100,000) Dollars in the aggregate shall be entered or filed against the Corporation or Secure or any of its properties or other assets and shall remain unpaid, unvacated, unbonded or unstayed for a period of sixty (60) days or in any event later than five (5) days prior to the date of any proposed sale thereunder; or

11.

Bankruptcy, reorganization, insolvency or liquidation proceedings or other proceedings for relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Corporation or Secure and, if instituted against the Corporation or Secure, shall not be dismissed within sixty (60) days after such institution or the Corporation or Secure shall by any action or answer approve of, consent to, or acquiesce in any such proceedings or admit the material allegations of, or default in answering a petition filed in any such proceeding; or

Our Board of Directors has the authority, without further action by the shareholders, to issue from time to time the preferred stock in one or more series for such consideration and with such relative rights, privileges, preferences and restrictions that the Board may determine. The preferences, powers, rights and restrictions of different series of preferred stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions and purchase funds and other matters. The issuance of preferred stock could adversely affect the voting power or other rights of the holders of common stock.

ITEM 3: RATIFICATION OF THE AGREEMENT AND PLAN OF MERGER

WITH SECURE SYSTEM, INC. AND SECSYS ACQUISITION CORP.

On July 7, 2004, the Company entered into an Agreement and Plan of Merger (the “Secure Merger Agreement”) between us; Secure System, Inc. (“Secure” or “SSI”), a New Jersey corporation; and SECSYS Acquisition Corp. (“SECSYS”), a New Jersey corporation and wholly owned, inactive subsidiary of the Company. Pursuant to the Secure Merger Agreement, Secure merged into SECSYS and as the surviving entity of the merger became a wholly owned subsidiary of us. In consideration for the acquisition of all of the outstanding shares of Secure, the Company paid a total of $500,000 to Secure to be used as working capital and issued a total of 3,000,004 shares of its Series A Convertible Preferred Stock to the shareholders of Secure. These shares of Preferred Stock are convertible into shares of our common shares at the option of the shareholder at the conversion rate of $1.00 per share.

The acquisition was financed through a short term bridge financing of $504,000. Pursuant to the terms of the offering, the Company had a minimum raise of $500,000 and a maximum raise of $700,000. As of March 11, 2005, the Company raised the minimum of $500,000 and these proceeds were distributed to Secure as part of that transaction. Each of the investors in this financing received six (6) month notes with a twelve (12%) percent annual interest rate. In addition, 504,000 shares were issued to these investors. Because the financing for this transaction was completed on March 11, 2005, the merger closed on the same date.

The following sets the business plan for Secure:

Secure was organized in 1991 to provide personal security systems to campus and other facility environments. SSI designs, manufactures, installs, and maintains these personal duress security systems. Secure’s primary markets include college and university campuses as well as mental health facilities, housing developments, and other locales where high traffic and crime potential exist. Secure has been a technology driven company whose emphasis is on quality and customer satisfaction. At the University of Bridgeport, a Personal Alarm Device system was installed more than seven years ago as a solution to the problem of criminals preying upon students on the urban campus. The Clery Award was given to the University of Bridgeport, a Secure client since 1994, in 2003, for the results of its security improvements including the use of Secure’s technology. This nationally recognized award is given to those individuals and organizations that have taken extraordinary actions in the pursuit of student safety. SSI’s technology is proprietary.

Industry Overview

The Student Right-To-Know and Campus Security Act (Public Law 101-542) was passed in 1990 and was signed into law by President George Bush. Title II of this Act is known as the Crime Awareness and Campus Security Act of 1990. Since then it has been amended several times (National Center of Educational Statistics, 1997). The most recent version of this law was passed by Congress as part of the Higher Education Amendments Act of 1998. Its official title under this Act is the “Jeanne Clery Disclosure of Campus Security Policy and Campus Crime Statistics Act” (Public Law 105-244).

Current regulations call for institutions to annually distribute the security report defined by the Act to all current students and employees and provide a summary of the report to any applicant for enrollment or employment upon request (Federal Register, 1992). The purpose of the legislation is largely two-fold. First, by requiring institutions to report specific crime statistics, open their criminal activity logs, and share information about their crime prevention programs with prospective students and their parents so that information about campus safety can be factored into the college choice decision. Second, by notifying students, faculty, staff, and others of criminal activity occurring on campus, individuals can be made aware of the potential risks and make active choices about their personal behavior.

On average annually between 1995 and 2000, about 7.7 million people age 18 to 24 were enrolled full or part time in a college or university. During this period, college students were victims of approximately 526,000 crimes of violence annually: rape/sexual assault, robbery, aggravated assault, and simple assault. Of these violent crimes, an average of approximately 128,100 per year involved a weapon or serious injury to the victim. It is to this market that Secure plans to focus its marketing efforts.

This emphasis on security is also pronounced in the healthcare arena, specifically in the mental health care facilities. Currently, Healthcare facilities represent a majority of SSI’s installations. The Secure technology is applicable in any environment that is a campus like surrounding – contained and geographically definable – such as Public Housing developments, Assisted Living facilities, Federal and State prison and jail facilities.

Secure has already gone through the process and has been approved as a primary vendor for personal duress security systems for the State of New York Departments of Mental Health and Mental Retardation.

Services Offered

Secure has developed the proprietary technology for and is currently marketing an electronic personal security system that is designed for use in institutional environments such as hospitals, correctional facilities, colleges and universities, retirement communities and other institutional settings. In a mental health environment, for example, doctors and staff are frequently in a one on one situations with patients. Secure’s system allows them to discreetly summon help if needed in these, or other situations. Secure’s product takes a proactive approach to personal security, allowing law enforcement or security personnel the opportunity to respond to an individual’s distress while in process instead of responding only after an event has taken place.

Technology

Secure’s technology involves wireless transmitters and receivers in the 300MHz frequency range. This is an unlicensed range and not regulated by the Federal Communications Commission (“FCC”) and provides for no interference from adjoining devices. SSI’s devices have been approved by the FCC, however, as required. In accordance with FCC Regulations Part 15 and DOC Regulation CRC, certain of Secure’s products required approval by the FCC for wireless use. These products were tested by an independent laboratory and the results submitted to the FCC in accordance with their rules. The products were approved between 1993 and 1995. The device used by the user is a key chain attachment that has a small transmitter. SSI’s proprietary technology is in the systems’ software ability to instantly transmit to the client security dispatch center the exact location of the user on the campus or facility. Secure has the internal capability to design, manufacture, install, and maintain these systems.

Each user of the system (e.g. employee, student) is issued a personal alarm device (“PAL”) which has a unique electronic signature identified with the user. It is small enough and light enough (weighing less than one ounce) to be easily carried on a key chain or worn as a pendant. When in a threatening situation, the user presses the button on the PAL, causing the device to transmit its unique signal. Receiving devices intercept the signal and re-transmit it, along with other data used in locating the signaling user, to a central monitoring station located in the institution’s security office and optionally to other monitoring locations in the facility and/or to security vehicles, if desired. Within seconds, the individual’s identity, including photo ID is displayed at the monitoring station(s), as is their location, which is pinpointed on a map for ease of reference (if required, the system can locate a person to a specific room). Security and/or other personnel then deploy assistance to the individual in distress. The monitoring station is a customized personal computer that includes an additional card that holds the Secure System, Inc. proprietary software. The computer is sold with the software configured for the particular client. The system operates indoors, outdoors or both and accordingly can provide full facility or campus-wide coverage. Secure’s system has been credited with saving life and avoiding injury and violent crime in institutions where it is currently being used. Moreover, officials of institutions which have installed Secure’s personal security system report that merely having the PAL gives users a feeling of security and reduces the anxiety which can be associated with moving around within institutions.

We do not currently have patents related to this software. Rather, Secure has elected to maintain its proprietary software as a trade secret.

Customers and Market

Secure markets its services through its staff headquartered at the company’s facility in Ocean, New Jersey, five authorized resellers, and through customer referral. Electronic personal security is a relatively new technology and the market continues to develop. Secure’s current customers, Danbury Hospital and the University of Bridgeport, have demonstrated a need and perceived usefulness for the product. SSI believes its contract with the State of New York will give it more visibility and credibility and that sales will further increase as customer awareness is achieved. This contract has a term from January 1, 2003 to December 31, 2007 with a renewal option through December 31, 2012. The initial contract amount for the initial period was $2,275,730.

While Secure’s primary market has been mental health facilities, it believes that colleges and universities will be a significant future market for its system.

Secure has proven the viability of its technology with several operating sites, including an installation encompassing nearly 90 acres, containing 47 different buildings and protecting nearly 2,000 individuals at the University of Bridgeport. Twenty-seven systems for the health care facilities have already been installed. We have completed the following installations to date:

-	Healthcare Facilities – 27 installations in the state of New York, completed between 1994 and today.

-	General Hospital – 1 installation in Connecticut, completed in 1995

-	University Campus – 1 installation in Connecticut, completed in 1994

We currently have three customers; one campus customer and two healthcare customers.

Materials

The primary materials used in the manufacture of SSI’s personal security products are printed circuit boards and electronic components. These items are obtained directly from manufacturers or distributors. Secure has the necessary supply chains in place to obtain all the necessary materials to produce customer assemblies. Secure utilizes just-in-time procurement practices to maintain its materials at the proper level to support its customers’ needs. Secure maintains a minimum finished goods inventory since their model is based on `built-to-order’ only. This basically reduces the concern of obsolescence and inventory write-off. The materials required to produce most products are readily available. In most cases, they dual-source all materials, insuring competitive pricing and availability. Adequate amount of materials have been available in the past and Secure believes this availability will continue in the foreseeable future. Our manufacturing capabilities include standard solder through assembly, mechanical assembly and electrical testing, as well as final quality control testing.

Competition

Secure’s technology is proprietary and it has elected to treat its locating methodology as a trade secret. While a few companies have a related product, Secure believes that there is only one other direct competitor–Bosch Security Systems – North America. There are two other competitors that provide similar “services” as Secure’s but not the same products – Code Blue, Inc. provides an outdoor intercom system primarily on college campuses and Versus Technology, Inc. provides an infrared location product primarily used in hospital environments.

It is difficult to know any company’s position in the industry as it is highly fragmented and comprised of predominately private companies. The methods of competition are through direct and indirect sales, trade shows, and referrals.

Government Regulations

Secure’s operations are subject to FCC licensing and Secure’s devices have been approved by the FCC as required. Secure’s proprietary products utilize unlicensed 300Mhz frequencies for transmission and reception of signals used by its clients and has been licensed by the FCC for two nationwide two-way licenses in the 450MHz frequency for use during installation and testing. These licenses are effective for ten years and are automatically renewable. In accordance with FCC Regulations Part 15 and DOC Regulation CRC, certain of Secure’s products required approval by the FCC for wireless use. These products were tested by an independent laboratory and the results submitted to the FCC in accordance with their rules. The products were approved between 1993 and 1995.

Letter of Intent

We entered into a letter of intent on June 23, 2005 to acquire 100% of the stock of a New England based Systems Integrator & Value Added Reseller that serves the information life cycle technology market (the flow of information within a corporation from inception to archive) which concentrates its sales efforts on large and medium size corporate and institutional end-users with complex business and technology needs as well as Information Technology (“IT”) resellers throughout North America. The purchase price was seven million five hundred thousand dollars ($7,500,000) to be paid through a combination of cash and convertible preferred stock. The closing was subject to customary due diligence, approval by both parties of a Definitive Agreement as well as receipt of audited financial statements and financing. We engaged a firm on a non-exclusive basis to raise the funds required for this acquisition. The letter of intent expired on February 28, 2006 and the parties failed to enter into an agreement. Therefore this transaction was not completed and we currently have no intention to proceed with this acquisition.

Employees

As of July 10, 2006, Somerset has 1 employee and Secure had 18 employees. These employees include 6 in manufacturing and engineering, 1 in sales and marketing, 8 in service and installation, and 4 in administration. No employees are currently covered under collective bargaining agreements.

The Secure Merger Agreement was approved by the unanimous consent of our Board of Directors on March 11, 2005, subject to certain closing conditions and to Stockholder approval. The Majority Stockholders approved the actions by written consent in lieu of a meeting on March 11, 2005 in accordance with the Delaware Business Corporation Act. The Agreement and Plan of Merger adopted by the Company’s Board of Directors was filed as an exhibit to the Company’s Form 8K with the Securities and Exchange Commission on March 15, 2005, and is hereby incorporated by reference.

ITEM 4: AMENDMENT TO THE ARTICLES OF INCORPORATION MODIFYING

THE CERTIFICATE OF DESIGNATIONS OF THE SERIES A CONVERTIBLE PREFERRED STOCK.

On December 27, 2005, the Company, by a vote of a majority of its holders of Series A Convertible Preferred Stock, approved an amendment to its Articles of Incorporation by modifying the Certificate of Designations of its Series A Convertible Preferred Stock effective January 15, 2006 as follows:

-	the rate at which dividends accrue was increased from $0.08 per share per annum to $0.12 per share per annum;

-	the Conversion Price for purposes of calculating the Conversion Rate was decreased from $1.00 per share to $0.90 per share;

-	the First Redemption Date was amended and extended to January 15, 2007; and

-	the payments of dividends on the Series A Preferred Stock was amended to be payable in cash or in kind, at the option of the Company.

A copy of the First Amendment to the Certificate of Designations relating to the Series A Convertible Preferred Stock is listed as Exhibit 3.1 to this Report on Form 8-K and is incorporated herein by reference.

EFFECTIVE DATE OF AMENDMENTS

Pursuant to Rule 14c-2 under the Exchange Act, the effective date of the action stated herein, shall not occur until a date at least twenty (20) days after the date on which this Information Statement has been mailed to the Stockholders. The Company anticipates that the actions contemplated hereby will be effected on or about the close of business on _________, 2006.

By Order of the Board of Directors /s/ John X. Adiletta John X. Adiletta President and Director